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                                                                  EXHIBIT(k)(10)

                              AMENDED AND RESTATED
                             MULTIPLE CLASS PLAN OF
                             AIM FLOATING RATE FUND

1. This Multiple Class Plan ("Plan") adopted in compliance with the provisions of Rule 18f-3 under the Act, as if Rule 18f-3 applied to closed-end investment companies, shall govern the terms and conditions under which the Trust may issue separate Classes of Shares representing interests in one or more Portfolios of the Trust.

2. Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

         a.    Act - Investment Company Act of 1940, as amended.

         b. Class - a class of Shares of the Trust representing an interest in a Portfolio.

         c. Class B Shares - shall mean those Shares designated as Class B Shares in the Trust's organizing documents.

         d. Class C Shares - shall mean those Shares designated as Class C Shares in the Trust's organizing documents.

         e. Distribution Expenses - expenses incurred in activities which are primarily intended to result in the distribution and sale of Shares as defined in a Plan of Distribution and/or agreements relating thereto.

         f. Distribution Fee - a fee paid by the Trust to the Distributor to compensate the Distributor for Distribution Expenses.

         g.    Distributor - A I M Distributors, Inc.

         h.    EWC - early withdrawal charge.

         i. EWC Period - the period of years following acquisition of Shares during which such Shares may be assessed an EWC upon redemption.

         j. Plan of Distribution - any plan with respect to payment of a Distribution Fee and/or Service Fee, provided that such plan complies with the requirement of Rule 12b-1 under the Act, as if Rule 12b-1 applied to closed-end investment companies.

         k. Portfolio - a series of the Shares of the Trust constituting a separate investment portfolio of the Trust.

         l. Prospectus - the then currently effective prospectus and statement of additional information of a Portfolio.



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         m.    Service Fee - a fee paid to financial intermediaries for the ongoing provision of personal services to Trust shareholders and/or the maintenance of shareholder accounts.

         n.    Share - a share of beneficial interest in the Trust.

         o.    Trust - AIM Floating Rate Fund, a Delaware business trust.

         p.    Trustees - the trustees of the Trust.

3.       Allocation of Income and Expenses.

         a. Distribution Fees and Service Fees. Each Class shall bear directly any and all Distribution Fees and/or Service Fees payable by such Class pursuant to a Plan of Distribution adopted by the Trust with respect to such Class.

         b. Transfer Agency and Shareholder Recordkeeping Fees. Each Class of Shares shall bear proportionately the transfer agency fees and expenses and other shareholder recordkeeping fees and expenses incurred with respect to such Classes, based on the relative net assets attributable to each such Class.

         c. Allocation of Other Expenses. Each Class shall bear proportionately all other expenses incurred by the Trust based on the relative net assets attributable to each such Class.

         d. Allocation of Income, Gains, and Losses. Except to the extent provided in the following sentence, each Portfolio will allocate income and realized and unrealized capital gains and losses to a Class based on the relative net assets of each Class. Notwithstanding the foregoing, each Portfolio that declares dividends on a daily basis will allocate income on the basis of settled shares.

         e. Waiver of Fees and Reimbursement of Expenses. A Portfolio's adviser, underwriter, or any other provider of services to the Portfolio may waive fees payable by, or reimburse the expenses of, a Class to the extent that such fees and expenses are payable, or have been paid, to such provider, and have been allocated solely to that Class as a Class expense. Such provider may also waive fees payable, or reimburse expenses paid, by all Classes in a Portfolio to the extent such fees and expenses have been allocated to such Classes in accordance with relative net assets.

4. Distribution and Servicing Arrangements. The distribution and servicing arrangements identified below will apply for the following Classes offered by the Trust with respect to a Portfolio. The provisions of the Trust's Prospectus describing the distribution and servicing arrangements in detail are incorporated herein by this reference.

         a. Class B Shares. Class B Shares shall be (i) offered at net asset value, (ii) subject to an EWC for the EWC Period set forth in
               Section 5(a), and (iii) subject



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               to ongoing Service Fees and Distribution Fees approved from time to time by the Trustees and set forth in the Fund's Prospectus.

         b. Class C Shares. Class C Shares shall be (i) offered at net asset value, (ii) subject to an EWC for the EWC Period set forth in
               Section 5(b), and (iii) subject to ongoing Service Fees and Distribution Fees approved from time to time by the Trustees and set forth in the Trust's Prospectus.

5. EWC. An EWC shall be imposed upon redemptions of Class B Shares and Class C Shares as follows:

         a. Class B Shares. The EWC Period for the Class B Shares shall be four years. The EWC Rate for the Class B Shares shall be as set forth in the Trust's Prospectus, the relevant portions of which are incorporated herein by this reference.

         b. Class C Shares. The EWC Period for the Class C Shares shall be one year. The EWC Rate for the Class C Shares shall be as set forth in the Trust's Prospectus, the relevant portions of which are incorporated herein by reference.

         c. Method of Calculation. The EWC shall be assessed on an amount equal to the lesser of the then current market value or the cost of the Shares being redeemed. No EWC shall be imposed on increases in the net asset value of the Shares being redeemed above the initial purchase price. No EWC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions. The order in which Shares are to be redeemed when not all of such Shares would be subject to an EWC shall be determined by the Distributor in accordance with the provisions of Rule 6c-10 under the Act, as if Rule 6c-10 applied to closed-end investment companies.

         d. Waiver. The Distributor may in its discretion waive an EWC otherwise due upon the redemption of Shares on terms disclosed in the Trust's Prospectus and as allowed under Rule 6c-10 under the Act, as if Rule 6c-10 applied to closed-end investment companies.

         e. EWC Computation. The EWC payable upon redemption of Class B Shares and Class C Shares subject to an EWC shall be computed in the manner described in the Trust's Prospectus.

6.       Exchange Privileges. Exchanges of Shares shall be permitted as follows:

         a. Class B Shares may be exchanged for Class B Shares of such other mutual funds as are disclosed in the Trust's Prospectus, subject to such terms and limitations as disclosed in the Trust's Prospectus, the relevant portions of which are incorporated herein by this reference.

         b. Class C Shares may be exchanged for Class C Shares of such other mutual funds as are disclosed in the Trust's Prospectus, subject to such terms and


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               limitations as disclosed in the Trust's Prospectus, the relevant portions of which are incorporated herein by this reference.

         c. Depending upon the Portfolio from which and into which an exchange is being made and when the shares were purchased, shares being acquired in an exchange may be acquired at their offering price, at their net asset value or by paying the difference in sales charges, as disclosed in the Trust's Prospectus, the relevant portions of which are incorporated herein by this reference.

7. Service Fees and Distribution Fees. The Service Fee and Distribution Fee applicable to any Class shall be those set forth in the Trust's Prospectus, relevant portions of which are incorporated herein by this reference. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the Plan of Distribution adopted by the Trust with respect to such fees and Rule 12b-1 under the Act, as if Rule 12b-1 applied to closed-end investment companies.

8. Effective Date. This Plan shall not take effect until a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust, shall find that the Plan, as proposed and including the expense allocations, is in the best interests of each Class individually and the Trust as a whole.

9. Amendment. This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in Section 8 above.

Effective March 31, 2000, as an amended and restated effective as of August 18, 2003.


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